Exhibit 3(e)

                          CERTIFICATE OF INCORPORATION

                                       OF

                     LIVE MESSAGE AMERICA ACQUISITION CORP.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW


         FIRST: The name of the corporation is: Live Message America Acquisition Corp.

         SECOND:  The purposes for which it is formed are:

         To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

         The corporation may further exercise all the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in the Business Corporation Law or in accordance with any other statute of the State of New York.

         THIRD: The office of the corporation is to be located in the County of Queens, State of New York.

         FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 100, $.01 par value per share, all of which shall be shares of common stock.

         FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: American Medical Alert Corp., 3265 Lawson Boulevard, Oceanside, New York 11572.

         SIXTH: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Section 402 of the Business Corporation Law. No directors of the corporation shall be personally liable to the corporation or its shareholders for damages due to breech of duty, in such capacity provided that this provision shall not limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or with respect to any director of the corporation that his acts violated section 719 of the New York Business Corporation law.

         The corporation is authorized to provide indemnification of agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under New York law.

         SEVENTH: Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting or written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

         EIGHTH: After the original bylaws of the corporation have been adopted, amended or repealed as the case may be in accordance with the provisions of
Section 601 of the Business Corporation Law of the State of New York, the power to adopt, amend, or repeal the bylaws of the corporation may be exercised, subject to the limitations of Section 601 of the Business Corporation Law, by the board of directors of the corporation; however, nothing contained herein shall derogate from the power of the shareholders of the corporation to adopt, amend, or repeal the bylaws.



Signed on June 19, 2003                           /s/ Eitan Tabak
                                                  ------------------------------
                                                  Eitan Tabak, Sole Incorporator

                                      -2-